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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934






                                February 1, 1999
                        (Date of earliest event reported)


                        INDEPENDENCE COMMUNITY BANK CORP.
             (Exact name of registrant as specified in its charter)


         Delaware                           0-23229                         13-3387931
(State or other jurisdiction           (Commission File                   (IRS employer
    of incorporation)                       Number)                   identification number)


                  195 Montague Street, Brooklyn, New York 11201
          (Address of principal executive offices, including zip code)



       Registrant's telephone number, including area code: (718) 722-5300



                                      None
          (Former name or former address, if changed since last report)
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ITEM 5. OTHER EVENTS.

         On February 1, 1999, Independence Community Bank Corp., a Delaware corporation ("ICBC"), entered into an Agreement and Plan of Merger (the "Merger Agreement") by and between ICBC and Broad National Bancorporation, a New Jersey corporation ("Broad"). The Merger Agreement provides, among other things, that Broad will be merged with and into ICBC, with ICBC being the surviving corporation (the "Merger").

         Pursuant to the Merger Agreement, each share of common stock of Broad, par value $1.00 per share ("Broad Common Stock"), issued and outstanding at the Effective Time (as defined in the Merger Agreement) of the Merger (other than
(i) shares of Broad Common Stock held in treasury, (ii) unallocated and/or unvested shares of Broad Common Stock held in Broad's Long-Term Capital Accumulation Plan, and (iii) shares of Broad Common Stock held directly or indirectly by ICBC or Broad or any of their respective subsidiaries (not to include certain of such shares as set forth in the Merger Agreement) (collectively, the "Excluded Shares"), which Excluded Shares shall be canceled and cease to exist and no consideration shall be delivered in exchange therefor) will be converted into the right to receive, at the election of the holder thereof, either $26.50 in cash or an equivalent amount of ICBC's common stock, par value $0.01 per share ("ICBC Common Stock"), for each share of Broad Common Stock; provided however, that approximately 50% of Broad Common Stock will be exchanged for ICBC Common Stock and approximately 50% of Broad Common Stock will be exchanged for cash, subject to the discussion below. The merger consideration per share will stay fixed at $26.50 if ICBC's Average Closing Price (as defined below) remains between $12.75 per share and $17.25 per share. If ICBC's Average Closing Price is less than $12.75 per share, then Broad's stockholders shall receive a fixed rate of 2.0784 shares (the Maximum Stock Ratio) of ICBC Common Stock for each share of Broad Common Stock, except as described below. Conversely, if ICBC's Average Closing Price is greater than $17.25 per share, then Broad's stockholders shall receive a fixed rate of 1.5362 (the Minimum Stock Ratio) shares of ICBC Common Stock for each share of Broad Common Stock. The Average Closing Price for ICBC Common Stock will be the average of the reported closing sale prices per share during the Pricing Period (which consists of the ten consecutive trading days during which ICBC Common Stock is traded on the Nasdaq National Market System ending on the tenth business day immediately prior to the anticipated Effective Time of the Merger). The Merger Agreement contains customary anti-dilution provisions.

         In the event of the applicability of either the Minimum Stock Ratio or the Maximum Stock Ratio, the per share Merger Consideration may be less or more than $26.50 per share. If the Average Closing Price is less than $12.75 per share, the cash portion of the merger consideration may exceed 50% of the aggregate total merger consideration. In addition, if the Average Closing Price is greater than $17.25 per share, the cash portion of the merger consideration may be less than 50% of the total amount.

         In the event that the Broad stockholders elect to receive cash exceeding the aggregate amount of cash available in the transaction, additional shares of ICBC stock in lieu of cash may be allocated

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to such stockholders on a pro rata basis. Conversely, if Broad stockholders elect to receive ICBC stock in an amount in excess of the amount of stock available in the transaction, such stockholders may be paid cash in lieu of stock on a pro rata basis. To the extent possible, stockholders who express no preference between cash and stock or failed to file an election will be allocated ICBC stock or cash in such a manner as to avoid or minimize adjustments in the type of consideration requested by those stockholders who do file an election.

         Each of Broad and ICBC have made certain representations and warranties to the other in the Merger Agreement as to, among other things, the authorization, validity, binding effect and enforceability of the Merger Agreement, various corporate matters, capital structure, consents and approvals, regulatory reports, financial statements, certain fees payable in connection with the Merger, the absence of material adverse changes, the absence of certain legal proceedings, taxes, employee benefit plans, compliance with applicable law, agreements with regulatory agencies, environmental matters, loan portfolio and property. Broad has also made certain representations and warranties to ICBC with respect to among other things, its material contracts, the inapplicability of antitakeover provisions, its insurance, its investment securities and borrowings, and certain other matters. ICBC has also made representations and warranties to Broad with respect to the shares of ICBC Common Stock to be issued in connection with the Merger.

         Pursuant to the Merger Agreement, during the period from the date of the Merger Agreement to the Effective Time, each of Broad and ICBC has agreed to use commercially reasonable efforts to, and shall cause each of its respective subsidiaries to use commercially reasonable efforts to (i) conduct its business in the ordinary and usual course consistent with past practices and prudent banking practice; (ii) maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees, (iii) take no action which would adversely affect or delay the ability of Broad, Broad National Bank (Broad's wholly owned subsidiary), ICBC or Independence Community Bank (ICBC's wholly owned subsidiary) to perform its covenants and agreements on a timely basis under the Merger Agreement, and (iv) take no action which would adversely affect or delay the ability of Broad, Broad National Bank, ICBC or Independence Community Bank to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated thereby or which would reasonably be expected to result in any such approvals, consents or waivers containing any material condition or restriction. Broad has agreed to also not take certain actions with respect to its operations including, among other things, not paying dividends in excess of its normal quarterly rate, not issuing shares of Broad Common Stock except as result of the exercise of existing options granted under Broad's option plans and not amending its certificate of incorporation or bylaws.

         The Merger Agreement can be terminated for various reasons, including, among others, by the mutual written consent of the parties or by either party if the other party has materially breached its covenants, agreement, representations or warranties, which breach cannot be cured within 30 days after notice thereof, or by either party upon the occurrence or nonoccurrence of certain other conditions or actions as set forth in the Merger Agreement. Broad also may terminate the Merger

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Agreement if during the four-business day period commencing on the first day after the end of the Pricing Period (which consists of the ten consecutive trading days during which ICBC Common Stock is traded on the Nasdaq National Market System ending on the tenth business day immediately prior to the anticipated Effective Date of the Merger) it so notifies ICBC and both of the following conditions are applicable:

         (i) the product of the Average Closing Price and the Final Exchange Ratio (as defined in the Merger Agreement) is less than $24.00; and

         (ii) the ICBC Ratio (the Average Closing Price divided by $15.00, the per share closing price of the ICBC Common Stock on January 29, 1999, the last trading day immediately preceding the date of the first public announcement of the Agreement (the "Starting Price")) is less than (x) the number obtained by dividing the weighted average daily per share closing prices of the common stocks of 21 publicly-traded bank and thrift holding companies (the "Index Group") during the Pricing Period (the "Final Index Price") by the weighted average per share closing prices of the common stocks of each company comprising the Index Group on January 29, 1999, the last trading day immediately preceding the date of the first public announcement of the Agreement (the "Initial Index Price"), less (y) 0.15 (the Index Ratio").

If both of the foregoing conditions are applicable, Broad has the right to terminate the Agreement; provided, however, in such event ICBC shall have the option to increase the consideration to be received by holders of Broad Common Stock thereunder, by adjusting the Final Exchange Ratio to equal the lesser of
(x) a number obtained by dividing (A) $24.00 by (B) the Average Closing Price, and (y) a number obtained by substituting the Adjusted Preliminary Stock Ratio (1.0 plus the Index Ratio less the ICBC Ratio, with the net sum being multiplied by the Preliminary Stock Ratio then in effect as provided by the terms of the Merger Agreement) for the Preliminary Stock Ratio in the definitions contained in the Merger Agreement used to calculate the merger consideration. If ICBC increases the Final Exchange Ratio as set forth above, the Merger Agreement will not be terminated.

         The Merger Agreement provides that if (i) Broad enters into an agreement to engage in a merger, consolidation or similar transaction involving, or any purchase, lease or other acquisition of 10% or more of the assets or 15% or more of the voting power of, Broad or any of its subsidiaries, (ii) Broad's Board of Directors recommends that the stockholders of Broad approve or accept any such transaction, or (iii) Broad or any of its subsidiaries or certain of its affiliates engage in certain other transactions or certain other events occur as set forth in the Merger Agreement, Broad is required to pay ICBC a termination fee of up to $6.5 million.

         Consummation of the Merger is subject to the satisfaction of certain conditions, including approval of the stockholders of Broad and approval of the appropriate regulatory agencies.

         Concurrently with the execution and delivery of the Merger Agreement, the directors and certain executive officers of Broad entered into a Stockholder Agreement with ICBC pursuant which, among other things, such persons agreed to vote their shares of Broad Common

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Stock in favor of the Merger.

         This Current Report on Form 8-K may contain certain forward-looking statements regarding ICBC's acquisition of Broad, including cost savings to be realized, earnings accretion, transaction charges and other opportunities following the acquisition which are based on management's current expectations regarding economic, legislative and regulatory issues. The factors which may cause future results to vary materially include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting each company's operations, pricing, products and services.

          ICBC and Broad publicly announced the Merger in a press release dated February 1, 1999, a copy of which is attached hereto as Exhibit 99.1.


ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

         (a)      Financial statements of businesses acquired.

                  Not applicable.

         (b)      Pro forma financial information.

                  Not applicable.

         (c)      Exhibits.

                  The following Exhibits are filed as part of this report:

         Exhibit No.       Description

                  99.1     Press Release issued on February 1, 1999.

                  99.2     Analyst Presentation.

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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                  INDEPENDENCE COMMUNITY BANK CORP.

                                  By: /s/Charles J. Hamm
                                      -----------------------------------------
                                           Charles J. Hamm
                                           Chairman, President and
                                               Chief Executive Officer


Dated: February 9, 1999

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                                  EXHIBIT INDEX



         Exhibit                           Description

         99.1                       Press Release issued on February 1, 1999.

         99.2                       Analyst Presentation.

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